Exhibit 5.3

July 20, 2012

Emdeon Inc.

3055 Lebanon Pike

Suite 1000

Nashville, TN 37214

Re:  eRx Network, L.L.C.

Ladies and Gentlemen:

We have acted as special Texas counsel to eRx Network, L.L.C., a Texas limited liability company (the “Texas Guarantor”), to provide this legal opinion to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Emdeon Inc., a Delaware corporation (the “Issuer”), and each of the guarantors listed therein (including the Texas Guarantor) (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus which provides for the issuance by the Issuer in (i) an exchange offer of $375,000,000 aggregate principal amount of 11% Senior Notes due 2019 (the “2019 Exchange Notes”) and (ii) an exchange offer of $375,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2019 Exchange Notes, collectively, the “Exchange Notes”). The 2019 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11% Senior Notes due 2019 and the 2020 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11 1/4% Senior Notes due 2020. The 2019 Exchange Notes are to be issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2019 Notes Indenture”), by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). The 2020 Exchange Notes are to be issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2020 Notes Indenture” and, together with the 2019 Notes Indenture, collectively, the “Indentures”), by and among the Issuer, the guarantors party thereto and the Trustee. Payment of the 2019 Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the 2019 Notes Indenture (the “2019 Notes Guarantees”), and payment of the 2020 Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the 2020 Notes Indenture (together with the 2019 Notes Guarantees, collectively, the “Guarantees”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the Articles of Organization of Electronic RX Network, LLC, dated March 29, 2001, as filed with the Secretary of State of the State of Texas on March 29, 2001, as amended by the Articles of Amendment to the Articles of

July 20, 2012

Organization of Electronic RX Network, LLC, dated August 20, 2001, as filed with the Secretary of State of the State of Texas on August 29, 2001, and attached as an exhibit to the Omnibus Certificate of Secretary described in clause (v) below, (ii) the Third Amended and Restated Operating Agreement and Regulations of eRx Network, L.L.C., dated as of July 2, 2009, executed by Envoy LLC, as sole member, and attached as an exhibit to the Omnibus Certificate of Secretary described in clause (v) below, (iii) a certificate of existence issued as of a recent date by the Secretary of State of Texas as to the Texas Guarantor and a certificate of good standing issued as of a recent date by the Texas Comptroller of Public Accounts with respect to the Texas Guarantor, (iv) the Written Consent of Sole Member, dated November 2, 2011, signed by Envoy LLC as sole member of, inter alia, eRx Network, L.L.C. and attached as an exhibit to the Omnibus Certificate of Secretary described in clause (v) below, (v) the Omnibus Certificate of Secretary of, inter alia, eRx Network, L.L.C. dated November 2, 2011 certifying as to eRx Network, L.L.C.’s organizational documents described in clauses (i) and (ii) above, eRx Network, L.L.C.’s authorization documents described on clause (iv) above and the incumbency of eRx Network, L.L.C.’s officers authorized to execute and deliver the Indentures, (vi) the Indentures, the Exchange Notes and the Guarantees, and (vii) such records of the Texas Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Texas Guarantor and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Texas Guarantor (including without limitation the facts certified in the Omnibus Certificate of Secretary described in clause (v) above), and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Texas Guarantor is validly existing as a limited liability company and in good standing under the laws of the State of Texas.

2. The Texas Guarantor has the limited liability company power and authority to execute and deliver, and to perform its obligations under, the Indentures (including the Guarantees).

3. The execution and delivery by the Texas Guarantor of the Indentures, and the performance by the Texas Guarantor of its obligations thereunder (including the Guarantees), have been duly authorized by all requisite limited liability company action on the part of the Texas Guarantor.

4. The Texas Guarantor has duly executed and delivered the Indentures.

July 20, 2012

Our opinion set forth in paragraph 1 above is rendered in reliance upon certificates and other communications from officials of the State of Texas.

The opinions stated in this letter are limited to the applicable laws of the State of Texas and we express no opinion regarding the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Andrews Kurth LLP